ATTACHMENT 1

TO AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

which Amendment is made and effective as of August 28, 2017

EXHIBIT A

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

Lenders	Tax ID
Oppenheimer Large Cap Revenue ETF	39-2064010
Oppenheimer Mid Cap Revenue ETF	39-2064008
Oppenheimer Small Cap Revenue ETF	39-2064009
Oppenheimer Financials Sector Revenue ETF	26-3117463
Oppenheimer Ultra Dividend Revenue ETF	46-2980007
Oppenheimer ESG Revenue ETF	81-3492794
Oppenheimer Global ESG Revenue ETF	81-3480754
Oppenheimer Emerging Markets Revenue ETF	46-2984739
Oppenheimer Global Revenue ETF	81-5010075
Oppenheimer International Revenue ETF	81-4969331
Oppenheimer Russell 1000 Low Volatility Factor ETF	82-2701797
Oppenheimer Russell 1000 Momentum Factor ETF	82-2716323
Oppenheimer Russell 1000 Quality Factor ETF	82-2732571
Oppenheimer Russell 1000 Size Factor ETF	82-2740997
Oppenheimer Russell 1000 Value Factor ETF	82-2759921
Oppenheimer Russell 1000 Yield Factor ETF	82-2768498
Oppenheimer Russell 1000 Dynamic Multifactor ETF	82-2791387
Oppenheimer Russell 2000 Dynamic Multifactor ETF	82-2794856